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                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of ImmunoGen, Inc. on Form S-3 (File No. 333-2441) of our report (which includes an explanatory paragraph concerning uncertainties surrounding the Company's ability to continue as a going concern), dated September 1, 1995, on our audits of the consolidated financial statements of ImmunoGen, Inc. as of June 30, 1994 and 1995, and for the years ended June 30, 1993, 1994 and 1995, which report is included in the Company's 1995 Annual Report on Form 10-K.


     We also consent to the reference to our Firm in the Registration Statement under the caption "Experts".

                                            COOPERS & LYBRAND L.L.P.

Boston, Massachusetts

May 7, 1996


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